Cancellation Agreement

This Cancellation Agreement (the “Agreement”) is dated effective July 1, 2010 (the “Effective Date”).

BETWEEN:

PEDIATRX INC., a Company formed pursuant to the laws of the State of Nevada and having an office for business located at 405 Trimmer Road, Suite 200, Califon, NJ 07830;

(the “Company”)

AND:

DAVID TOUSLEY, an individual resident of the State of Kansas whose address is 14610 Pawnee Street, Leawood, KS 66224

(“Tousley”)

WHEREAS:

A)

Effective July 1, 2010, the Company entered into a management stock agreement (the “Management Stock Agreement”) with Tousley, pursuant to which Tousley placed 400,000 shares of common stock of the Company that he owned into a designated account over which the Company has the sole authority to effect transfers and cancellation pursuant to the terms of the Management Stock Agreement; and

B)	The parties wish to mutually cancel the Management Stock Agreement effective July 1, 2010.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company and Tousley hereby covenant and agree as follows:

1.	Cancellation of the Management Stock Agreement

The Management Stock Agreement be and is hereby cancelled as of the Effective Date, and the parties hereby release each other from all further obligations under the Management Stock Agreement.

GENERAL PROVISIONS

2.	AUTHORIZATION.

Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between it and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

3.	GOVERNING LAW.

This Agreement will be construed and interpreted in accordance with the laws of the State of New Jersey applicable therein, and will be treated in all respects as a State of New Jersey contract. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the State of New Jersey with respect to any legal proceedings arising under this Agreement.

4.	INDEPENDENT LEGAL ADVICE.

The Company has obtained legal advice concerning this Agreement and has requested that Tousley obtain independent legal advice with respect to this Agreement. Tousley hereby represents and warrants to the Company that he has been advised to obtain independent legal advice, and that, prior to the execution of this Agreement, he has obtained independent legal advice or has, in his discretion, knowingly and willingly elected not to do so

5.	SEVERABILITY.

If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

6.	FURTHER ASSURANCES.

Each party to this Agreement will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as may reasonably be required for the purposes of giving effect to this Agreement.

7.	COUNTERPARTS/FACSIMILE EXECUTION.

This Agreement may be executed in several counterparts and each counterpart will together constitute one original document. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement

IN WITNESS WHEREOF the parties have executed this Agreement on February 9, 2011.

PEDIATRX INC.

Per:
Authorized Signatory

/s/ David Tousley
DAVID TOUSLEY